Exhibit 10.624

[Chiron ltrhead]

August 12, 2003

Craig A. Wheeler

President Chiron BioPharmaceuticals

4560 Horton Street

Emeryville, CA  94608

Dear Craig:

This letter will serve to confirm changes to which you and the Company have agreed regarding the $750,000 interest free forgiveable loan originally promised to you in your offer letter dated August 2, 2001.  As you know, Chiron has determined that it is unable to make the loan that it originally committed to make to you in your offer letter and has agreed to make the payments described below in lieu of that loan.  You recognize that you have no right to a Company loan in the future.  All other terms of your offer letter remain the same.

In lieu of the forgiveable loan, the Company agrees to make the following payments to you:  On the earlier of September 1, 2003 or the date you find a home in the Bay Area you wish to purchase, the Company will pay you Four Hundred Thousand Dollars ($400,000.00).  Subsequently, the Company agrees to pay you Two Hundred Fifty Thousand Dollars ($250,000.00) on September 1, 2004, Two Hundred Thousand Dollars ($200,000.00) on September 1, 2005 and Two Hundred Thousand Dollars ($200,000.00) on September 1, 2006, provided that at the time such payments are due, you have not voluntarily left the employment of Chiron or been terminated for cause.  If the Company terminates your employment for reasons other than cause, or in the event of a Qualifying Termination (as that term is defined in the Prospectus Supplement to the 1991 Stock Option Plan dated February 11, 2002) following a change in control, any remaining payment(s) due to you would be made at the time of your termination, provided you execute Chiron’s standard form of release.

Please sign below acknowledging your agreement with the above-stated terms.

Very truly yours,

/s/ Linda Short

Linda Short

Vice President, Corporate Resources

Acknowledged and Agreed to:

/s/Craig A. Wheeler

Craig Wheeler

Vice President, President, Biopharmaceuticals